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                                 EXHIBIT 3(c)

                                AMENDMENT NO. 1
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                              TO RESTATED BY-LAWS
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                                      OF
                                      --

                                 WD-40 COMPANY
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                           A CALIFORNIA CORPORATION
                           ------------------------

     1. Section 2 of Article III of the Restated By-Laws of WD-40 Company, a California corporation, is amended to read as follows:

          "Section 2.  NUMBER AND QUALIFICATION OF DIRECTORS.  The authorized
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     number of directors shall be not less than nine nor more than twelve until changed by amendment of the Articles or by a By-Law duly adopted by the shareholders. The exact number of directors shall be fixed, within the limits specified, by the Board or the shareholders in the same manner provided in these By-Laws for the amendment hereof. The exact number of directors shall be ten until changed as provided in this Section 2."

     2. In all other respects, the Restated By-Laws of the corporation dated December 1, 1988 shall remain in full force and effect.

          I hereby certify that I am the duly elected and acting Secretary of WD-40 Company, a California corporation, and that the foregoing Amendment No. 1 to Restated By-Laws was duly adopted at a meeting of the Shareholders of the corporation held on November 25, 1997.

          IN WITNESS WHEREOF, I have executed this Amendment No. 1 to Restated By-Laws this 25th day of November, 1997.


                                    /s/ Harlan F. Harmsen
                                    ----------------------------
                                    Harlan F. Harmsen, Secretary

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